Exhibit 99.6

CONSENT OF BREAN MURRAY, CARRET & COMPANY

We hereby consent to the use of our opinion letter dated May 28, 2009 to the Board of Directors of Celldex Therapeutics, Inc. (“Celldex”), included as Annex B to Celldex Therapeutics Inc.’s joint proxy statement/prospectus that forms part of the registration statement on Form S-4 relating to the proposed issuance by Celldex of shares of its common stock in connection with the merger of Celldex’s wholly owned subsidiary, Cottrell Merger Sub, Inc., with and into CuraGen Corporation, and to the references to such opinion therein.

BREAN MURRAY, CARRET & COMPANY

/s/ BREAN MURRAY, CARRET & COMPANY

June 26, 2009